PIONEER AMERICAN HOLDING COMPANY CORP.


                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           ---------------------------



TO OUR SHAREHOLDERS:

         Notice is hereby given that the annual meeting of shareholders of PIONEER AMERICAN HOLDING COMPANY CORP. (the "Company") will be held on June 8, 1999, at 10:00 A.M. (prevailing time), at the Corporate Office of Pioneer American Holding Company Corp., 41 North Main Street, Carbondale, Pennsylvania for the following purposes:

         1. To elect the three Class 2 Directors named herein to serve as Directors of the Company, as more fully described in the accompanying Proxy Statement; and

         2. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.

         The Board of Directors has fixed April 23, 1999 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                                           By Order of the Board of Directors,

                                           /s/ John W. Reuther
                                           John W. Reuther, President

Carbondale, Pennsylvania
May 10, 1999

                     PIONEER AMERICAN HOLDING COMPANY CORP.
                              41 North Main Street
                         Carbondale, Pennsylvania 18407
                                 (570) 282-2662
                          ----------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          ----------------------------


         The accompanying proxy is solicited by and on behalf of the Board of Directors of Pioneer American Holding Company Corp. (the "Company") for use at the annual meeting of shareholders to be held on June 8, 1999, at 10:00 A.M. (prevailing time) at the Company's Corporate Office, 41 North Main Street,
Carbondale, Pennsylvania and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is May 10, 1999.

         Sending in a signed proxy will not affect the shareholder's right to attend the annual meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is exercised.

         The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by directors, officers or employees of the Company and its bank subsidiary, Pioneer American Bank, National Association (the "Bank") without additional compensation. Upon request by record holders of the Company's common stock, par value $1.00 per share (the "Common Stock"), who are brokers, dealers, banks or voting trustees, or their nominees, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock.

         A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Company's Common Stock for election of the nominees for Class 3 directorships hereinafter named.

         The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know, by March 30, 1999, or with respect to directors 20 days prior to the annual meeting, are to be presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended; and (v) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

         The Company is not currently aware of any matters which will be brought before the annual meeting (other than procedural matters) which are not referred to in the enclosed notice of the annual meeting.

         The Company had 2,920,963 shares of Common Stock outstanding at the close of business on April 23, 1999, the record date. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum for the purpose of considering such matter. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the annual meeting. The election of Directors will be determined by a plurality vote. In any matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter shall be the act of the shareholders. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

         Article 8 of the Company's Articles of Incorporation restricts the rights of a Person (as hereafter defined) to cast more than 10% of the total votes which all shareholders are entitled to cast at a meeting, unless authorized to do so by the Board of Directors and subject to such conditions as the Board of Directors may impose. The term "Person" includes not only individuals and entities, but also groups of individuals and entities who act together for the purpose of acquiring, holding, disposing of or voting Common Stock.

         The casting of votes by a Person as a proxy holder for other shareholders is not counted in computing the 10% limitation to the extent that the proxies so voted were revocable and were secured from other shareholders who are not members of a group which includes such Person. Giving a revocable proxy to a Person does not in itself cause the shareholder giving the proxy to be a member of a group which includes such Person. Article 8 provides that the determination by the Board of Directors of the existence or membership of a group, and of a number of votes any Person or each member of a group is entitled to cast, is final and conclusive absent clear and convincing evidence of bad faith.

         In the event of a violation of Article 8 and in addition to other remedies afforded the Company, the judges of election cannot count votes cast in violation of Article 8 and the Company or its nominees have an option to acquire from the violator shares of Common Stock in excess of the 10% limit at prices which would in certain situations be lower than the then current market prices of such shares.

         The foregoing is a brief summary of Article 8 and is qualified and amplified in all respects by the exact provisions of the Articles of Incorporation, which can be obtained in the same manner as the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (see "ANNUAL REPORT").

                  PRINCIPAL BENEFICIAL OWNERS OF COMMON STOCK

         The following table sets forth, as of April 23, 1999, certain information with respect to the beneficial ownership of Common Stock by (i) each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each Director, (iii) each of the Executive Officers named in the Summary Compensation Table herein and (iv) all Executive Officers and Directors of the Company as a group:


                                                                                 Shares of Common
                                                                                Stock Beneficially     Percent of
                Name                                  Position                       Owned(a)           Class(b)

Richard Chojnowski                      Director                                         146,456(c)          5.01%
3900 Robert Drive
Olyphant, PA

Gene E. Goldenziel                      Director                                          55,996(d)          1.92%

William K. Nasser                       Director                                          76,612(e)          2.62%

Margaret L. O'Connor                    Director                                          44,816(f)          1.54%

John W. Reuther                         President/ Director                               86,037(g)          2.94%

Eldore Sebastianelli                    Treasurer/Director                                47,020(h)          1.60%

John W. Walski                          Director                                         101,144(i)          3.47%

All Directors and Executive Officers
of the Company as a group (9 Persons)                                                       589,168         19.20%


(a) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after April 23, 1999. Beneficial ownership may be disclaimed as to certain of the securities. Except as indicated in the footnotes of this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated.

(b) Does not include shares held by the ESOP except as specifically set forth herein. As of April 23, 1999, the ESOP held 134,579 shares, all of which have been allocated to individual accounts.

(c) All shares are owned jointly with his mother.

(d) Includes 21,736 shares owned jointly with his spouse and 4,000 shares held in an IRA account.

(e) Includes 16,584 shares owned jointly with his spouse, 39,712 shares owned individually by his spouse and 18,704 held as co-trustee of a family trust.

(f) Includes 200 shares owned by the estate of such director's husband and 44,616 held as trustee for family trust.

(g) Includes 46,000 shares which may be acquired upon the exercise of stock options. Also includes 16 shares held by him as co-trustee for his son, 80 shares held jointly with his son, Michael, and 9,387 shares held by the ESOP which have been allocated to his individual account.

(h) Includes 1,748 shares held as trustee for his grandchildren and 45,272 shares held jointly with his spouse.

(i) Includes 34,648 shares owned jointly with his spouse.


                              ELECTION OF DIRECTORS

         The Company's Bylaws provide that the Board of Directors will be divided into four classes and that each class shall serve for four years. The Board of Directors has designated the persons listed below to be nominees for election as Class 2 Directors. The nominees are being nominated to serve until the end of their terms and until their successors are elected and qualified. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company's nominees.

         The Bylaws of the Company require that nominations for Directors to be elected at an annual meeting of shareholders, except for those made by management of the Company, must be submitted to the Secretary of the Company in writing not later than the close of business on the 20th day immediately preceding the date of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith may, in such officer's discretion, be disregarded by the presiding officer of the meeting, and upon the presiding officer's instruction, the vote talliers may disregard all votes cast for each such nominee. In the event the same person is nominated by more than one shareholder, the nomination shall be honored, and all shares of capital stock of the Company shall be counted if at least one nomination for that person complies with this provision.

         Every Director must be a shareholder of the Company and shall own in the Director's right the number of shares (if any) required by law in order to qualify as such Director. Any Director shall forthwith cease to be a Director when the Director no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such Director vacated.

Information Concerning Nominees

         The following table contains information with respect to the nominees for Director. Gene E. Goldenziel was first elected to the Board of Directors of the Company in 1985. William K. Nasser and John W. Walski were first elected to the Board of Directors upon formation of the Company in 1984.


                                                      Year First Elected
                                                     or Appointed Director          Principal Occupation for
                Name                      Age             of the Bank                    Past Five Years
Class 2 - Term to Expire 2003

Gene E. Goldenziel                         51                1985              Attorney - Needle, Goldenziel &
                                                            `                  Pascale

William K. Nasser                          83                1969              Retired Certified Public
                                                                               Accountant -
                                                                               William K. Nasser Accountants

John W. Walski                             77                1982              Retired - Giant Markets


Information Concerning Continuing Directors

         The following table contains certain information with respect to the Directors whose terms of office expire in 2000, 2001 and 2002. Margaret L. O=Connor was first elected to the Board of Directors of the Company in 1995. Richard Chojnowski and John W. Reuther were first appointed to the Board of Directors of the Company in 1994 and 1988, respectively. All other Directors were first elected upon formation of the Company in 1984.


                                                      Year First Elected
                                                     or Appointed Director           Principal Occupation for
                Name                      Age             of the Bank                     Past Five Years

Class 1 - Term to Expire in 2000

Richard Chojnowski                         56                1994              Electrical Contractor

Class 3 - Term to Expire in 2002

Margaret L. O'Connor                       68                1995              Former Mayor, Clarks Summit, PA

Class 4 - Term to Expire in 2001

John W. Reuther                            49                1988              President of Company and Bank

Eldore Sebastianelli                       78                1980              Retired - former co-owner - C&S
                                                                               Excavating Company

Committees of the Board of Directors and Attendance at Meetings

         The Company does not have any audit, nominating or compensation committees of the Board of Directors. Shareholders can submit to management names of nominees for Directors for review and consideration by the entire Board of Directors, as described above. The audit and compensation committee functions are performed by the Bank's committees described below. The Company established a Planning Committee in 1998, comprised of Directors Chojnowski, Goldenziel,
O'Connor, Sebastianelli and Walski, which is responsible for executive employment issues and long-range planning at the Company level. This committee met seven times during fiscal 1998.

         The Bank has an Audit Committee which consists of three directors of the Bank who are not employees of the Bank and are appointed annually by the Board of Directors of the Bank. William K. Nasser, Eldore Sebastianelli and John
W. Walski are presently members of this Committee. The Bank's Audit Committee met once during 1998 and is responsible for insuring that a suitable internal control system is maintained and proper examination procedures are carried out in all areas of the Bank on a continuing basis.

         The Bank also has a Planning Committee which is appointed annually by the Board of Directors of the Bank. Gene E. Goldenziel, Richard Chojnowski, Margaret L. O'Connor and Robert S. Wallis are presently members of this Committee. The Bank's Planning Committee met twice during 1998 and is responsible for long-range planning for the Bank including recommending the compensation for executive officers of the Bank.

         The Board of Directors of the Company held four regular and four special meetings during 1998. The Board of Directors of the Bank held 24 regular meetings during 1998. All incumbent Directors of the Company attended at least 75% of the aggregate of all the meetings of the Board of Directors and committee meetings of the Bank on which such Directors serve, with the exception of John Walski and Margaret L. O'Connor, whose absences were excused by the Board as such individuals reside in Florida for a portion of the year.

Compensation of Directors

         From January 1, 1998 through June 1998, members of the Board of Directors were compensated at the rate of $200 per meeting of the Company and at a rate of $300 per meeting of the Company from July through December 1998. From January through October 1998, members of the Board of Directors of the Bank received $500 per meeting of the Bank attended and $250 for meetings of the Bank not attended. From October through the end of 1998, members of the Board of Directors were compensated at $600 per meeting of the Bank attended and $300 for meetings of the Bank not attended. Non-management Directors of the Bank also received an additional fee of $10,000 during 1998.

Director Deferred Compensation Plan

         The Bank maintains a Director Deferred Compensation Plan ("DDC Plan") for the benefit of members of its Board of Directors. Under the terms of the DDC Plan, each director entered into an agreement with the Bank which provided that such director would contribute up to $6,000 of his board fees to the DDC Plan on an annual basis for a period of four years from 1986 to 1990. In return, the Bank agreed to pay each participating director an established sum annually for a period of 15 years commencing on the first day of the month following the later of the participant's reaching age 65 or the participant ceases to be a board member for any reason whatsoever, voluntarily or involuntarily, including by reason of death or disability. Once the election to participate in the DDC Plan was made, no director was permitted to revoke such election. The amount of the benefit payable under the DDC Plan varies based upon the amounts deferred by each director and the age of each director participating in the DDC Plan. In the event of death of the director, his or her beneficiary is entitled to receive the remaining benefit owing to the director under the DDC Plan. Neither the participant nor any beneficiary may assign or transfer any right to receive benefits under the DDC Plan. The Bank purchased life insurance policies on each participating director to fund its obligations under the DDC Plan. Such policies name the Bank as beneficiary and the amounts payable thereunder were intended to approximate the amount payable to each participating Director. Messrs. Goldenziel, Hoyle, Nasser and Walski elected to participate in the DDC Plan. Amounts payable to such individuals on an annual basis assuming retirement at the later of age 65 or four years following deferral of director fees, and contributions of an aggregate of $24,000 to the DDC Plan are $65,389, $14,142, $4,355 and $4,355 for Messrs. Directors Goldenziel, Hoyle, Nasser, and Walski, respectively.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

         The following table sets forth all cash compensation paid by the Company and the Bank for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended December 31, 1998 to the Chief Executive Officer of the Company and the Bank. No other executive officers of the Company or the Bank had salary and bonus of more than $100,000 during the year ended December 31, 1998


                           SUMMARY COMPENSATION TABLE


             Name and                                                          Long Term           All Other
        Principal Position                      Annual Compensation           Compensation      Compensation (a)


                                       Year      Salary (b)      Bonus       Stock Options


John W. Reuther                        1998         $163,489       $15,000             - 0 -               $44,739
President and Director of the          1997          141,250        16,807             - 0 -                41,478
Bank and the Company                   1996          140,000        24,900             - 0 -                41,396


Donald A. Hoyle, Jr.                   1998         $156,529      $  - 0 -             - 0 -               $49,648
Former President and Director          1997          190,150        26,040             - 0 -                51,119
of the Bank and the Company (c)        1996          189,350        38,192             - 0 -                55,560


(a) For Mr. Reuther, $9,683 contributed to the Savings and Investment Plan, a car allowance of $1,901, life insurance premiums paid by the Bank of $1,400 and split-dollar insurance premiums paid by the Bank of $31,755 in 1998. For Mr. Hoyle, $6,798 contributed to the Savings and Investment Plan, a car allowance of $830, life insurance premiums paid by the Bank of $2,019 and split-dollar insurance premiums paid by the Bank of $40,000 in 1998.

(b) Includes Directors fees of $16,100 and $12,550 paid to Mr. Reuther and Mr. Hoyle, respectively, during fiscal 1998.

(c) Effective October 12, 1998, Donald A. Hoyle, Jr., the former President and Chief Executive Officer of the Company, retired from his positions with the Company and the Bank. In connection with such retirement, the Company and Mr. Hoyle entered into a Retirement Agreement and Mutual Release, dated March 16, 1999 (collectively, the "Agreements"). Mr. Hoyle also resigned his position as a director of the Company as of such date. The Agreements provide for severance benefits to be paid to Mr. Hoyle in the form of a lump sum payment of $216,190 (less applicable federal, state and local withholding taxes). Such payment includes among other things, payment for all accrued but unused vacation pay. The Company also agreed to continue any fringe benefits payable to Mr. Hoyle after October 12, 1998, only to the extent that such continuance is required by law. Mr. Hoyle is also entitled to receive benefits due under the Executive Retirement Plan equal to the sum of $78,560 per year for a ten year period the first payment of which was made on March 1, 1999 and additional payments to be made on each anniversary thereafter until the tenth and final payment is made in the year 2008. Mr. Hoyle is also entitled to receive deferred directors fees as provided under the Director Deferred Compensation Plan of the Bank and the Director Deferred Compensation Agreement between Mr. Hoyle and the Bank, dated March 1, 1986, which includes the right of Mrs. Elizabeth Hoyle to receive such benefits in the event of Mr. Hoyle's death. The benefit due
                                      -7-

     pursuant to the Director Deferred Compensation Plan and the Director Deferred Compensation Agreement is $14,142 per year for a period of 15 years, subject to the provisions of such plan and agreement as of the date of commencement of the benefits. Mr. Hoyle agreed to pay to the Company all applicable taxes required to be withheld in connection with his January 1999 exercise of stock options granted by the Company. The Retirement Agreement also provides that after October 12, 1998, no further premiums shall be paid by the Bank on a life insurance policy on the life of Mr. Hoyle issued by Principal Mutual Life Insurance Company. Mr. Hoyle also acknowledged that he owed the Bank $289,560 pursuant to his obligation to reimburse the Bank for premiums advanced by the Bank pursuant to such policy. Mr. Hoyle agreed to repay the Bank the sum of $252,875 for life insurance premiums paid by the Bank pursuant to this policy and the Bank agreed to forgo the balance of the life insurance premiums paid.

In exchange for this payment, Mr. Hoyle agreed that he will receive no other wages, bonuses, severance or other similar payments or benefits from the Company except as provided in the Retirement Agreement. In consideration for this retirement benefit, Mr. Hoyle agreed to release the Company and its affiliates from any and all claims that he may have against the Company.


Executive Retirement Plan

         On October 25, 1988, the Bank adopted an executive retirement plan (the "Executive Retirement Plan") for the benefit of eligible employees. The Executive Retirement Plan is administered by a committee of the Board which designates the members who are eligible to participate in the Plan. The purpose of the Executive Retirement Plan is to assist the Bank and the Company in retaining the service of certain key employees until their retirement, to induce these key employees to utilize their best efforts to maintain and enhance the business of the Bank and the Company and to provide certain benefits to the key employees. Under the Executive Retirement Plan, the Bank allocates each year an amount on behalf of the member necessary to provide an annual income at the member's normal retirement date payable for ten years equal to 35% of the member's average compensation for his three most highly compensated years of employment. While benefits under the Executive Retirement Plan are intended to be unfunded obligations of the Bank, the Bank has elected to purchase insurance policies to fund the obligations. The account of each member is credited with interest at the rate of seven percent and compounded annually. A member shall have a 100% vested interest in his account upon eligibility for retirement, death, termination of his employment or in the event of a merger or acquisition of the Bank by another entity. Upon retirement, the member is entitled to the value of the account distributed in equal installments over a period of five, ten or fifteen years at the election of the member. Prior to a member's retirement, a member's beneficiary is entitled to the greater of the value of the member's account at the time of death, or $200,000 or $250,000 as determined by the Board of Directors. These benefits are not subject to offset for social security benefits payable. Currently, John W. Reuther is eligible to participate in the Executive Retirement Plan. At the retirement age of 65, Mr. Reuther would be entitled to receive an annual retirement benefit equal to $148,613 per year for 10 years. See "Executive Compensation" for information regarding benefits payable to Mr. Hoyle under the Executive Retirement Plan.

Split-Dollar Life Insurance

         The Bank purchased a split-dollar life insurance policy on the life of John W. Reuther and will further pay the annual premium due on such policy unless Mr. Reuther's employment with the Bank is terminated, voluntarily or involuntarily, or any other termination event described in the Bank's agreement with Mr. Reuther were to occur. Mr. Reuther executed a split-dollar agreement granting a collateral interest to the Bank for all premiums paid by the Bank. Pursuant to such agreement, Mr. Reuther is required to repay the Bank for all premiums paid on the life insurance policy upon the earlier of his death, termination of service or other events described in such agreement. Upon the death of the insured, Mr. Reuther's beneficiary shall receive the aggregate death benefit of $979,925 payable under such policy less the aggregate premiums paid by the Bank. See "Executive Compensation" for information regarding premiums paid by the Bank on behalf of Mr. Reuther and the treatment of the policy purchased by the Bank on behalf of Mr. Hoyle prior to his retirement.

Employee Stock Ownership Plan

         The Board of Directors of the Bank adopted an Employee Stock Ownership Plan ("ESOP") effective January l, 1985, and restated effective January l, 1989. The ESOP is intended to invest primarily in the Common Stock of the Company ("Qualifying Employer Securities"). The assets of the ESOP are held in a trust fund by the Company, as trustee (the "Trustee"), pursuant to a trust agreement.

         Contributions from the Bank to the ESOP are generally required to be made from net profits, and are made in amounts established in the sole discretion of the Board of Directors. Each participant is entitled to direct the Trustee with respect to the voting rights, if any, of any Qualifying Employer Securities allocated to the participant's account provided that the issuer has a "registration-type" class of securities. In other cases, the voting of shares held by the ESOP, in general, will be determined by the Trustee. In addition, under certain circumstances, a participant (or beneficiary) may exercise a "put option" granted by the ESOP and require the Company to buy back any Qualifying Employer Securities distributed to the participant (or beneficiary).

         The operation and administration of the ESOP is controlled by a committee appointed by the Board of Directors. The committee presently consists of John W. Reuther, Patricia A. Cobb, Nina Sticker and Gene E. Goldenziel. The committee designates investment policies under which the Trustee acts. The Board of Directors has the sole responsibility to appoint and remove members of the committee or the Trustee, and for determining the amount of contributions to the ESOP by the Bank, and to amend or terminate, in whole or in part, the ESOP or the trust agreement.

         Any employee of the Bank in the eligible class of employees is eligible to become a participant in the ESOP as of the January 1st following the date the employee completed six months of service with the Bank, and will share in employer contributions to the ESOP if he has completed 1,000 hours of service in any year. Each participant shall be fully vested in his account after three years of service. Stock purchased by the ESOP and dividends received by the ESOP are allocated among the participants in proportion to their respective compensation. Upon retirement, death or disability, a participant or his beneficiaries, as the case may be, will generally be entitled to receive specified benefits in the form of a single-sum distribution, subject to alternative forms of distribution. At the discretion of the Committee, benefits will be distributed in cash or in shares of Common Stock subject to the right of the participant to elect to receive his benefits in shares of Common Stock. A participant who separates from service prior to attainment of normal retirement age has the right to receive distribution of his plan benefits commencing no later than five years after the plan year in which he separated from service.

Savings and Investment Plan

         The Bank sponsors a Savings and Investment Plan ("Savings Plan") for employees which became effective on September 1, 1985, and was restated effective January 1, 1989. Any employee who was employed by the Bank on September 1, 1985 automatically became a participant in the Savings Plan. Any employee who completes 1,000 hours of service in any year is also eligible to participate in the Savings Plan.

         Subject to certain limitations, participants may contribute a portion of their earnings for each year to the Savings Plan. For the first three percent of earnings contributed by a participant, the Bank matches the contribution. On the next three percent of earnings contributed by a participant, the Bank matches one-half of the contribution. In addition, the Bank may contribute such additional amounts as it determines. Federal income taxes on the participant's and the Bank's contributions to the Savings Plan are deferred until the participant withdraws funds from the Savings Plan. Each participant designates one or more investment funds for the investment of the contributions made on the participant's behalf. A participant is 100% vested in his account upon death or termination of employment for any reason. Upon termination of employment by, or death of, a participant, the participant or his estate has several alternatives available for withdrawing funds from the Savings Plan. Withdrawals by a participant of certain contributions and loans from the Savings Plan are also permitted in certain situations.

Stock Option Plan

         In February 1990, the Board of Directors of the Company adopted a stock option plan, which was approved by the shareholders of the Company in May 1990 (the "Stock Option Plan"). Pursuant to the Stock Option Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options as well as stock options that do not qualify as incentive options. All officers and key employees of the Company or any current or future subsidiary who are employed on a full-time basis are eligible to receive options under the Stock Option Plan. As of December 31, 1996, incentive stock options covering an aggregate of 162,000 shares had been granted pursuant to the Stock Option Plan at a $8.00 per share exercise price, incentive stock options covering an aggregate of 60,000 shares had been granted at a $9.00 per share exercise price, incentive stock options covering an aggregate of 18,000 shares had been granted at a $11.50 per share exercise price and incentive stock options covering an aggregate of 60,000 shares were granted at $13.00 per share exercise price. All option amounts and the exercise prices thereof have been adjusted to give effect to the two for one stock split effective June 5, 1996.

         The purpose of the Stock Option Plan is to provide additional incentive to employees of the Company by encouraging them to invest in the Company's Common Stock and thereby acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress. The Stock Option Plan is administered by a committee which is appointed by the Board of Directors and consists only of Directors who are not eligible to receive options under the Stock Option Plan. The committee determines, among other things, which officers and key employees receive an option or options under the Stock Option Plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option.

         The aggregate number of shares which may be issued upon the exercise of options under the Stock Option Plan is 300,000 shares (as adjusted for the two for one stock split effective June 5, 1996) of Common Stock. The option price for options issued under the Stock Option Plan is to be at least equal to 100% of the fair market value of the Common Stock as of the date the option is granted. The fair market value is determined by the committee.

         Except as otherwise described below, none of the options granted under the Stock Option Plan may be exercised during the first year after the date granted. Thereafter each optionee may exercise up to 50% of his option the second year, up to 75% of his option the third year, and up to 100% of his option thereafter. In the event of a "change in control" of the Company, as defined in the Stock Option Plan, each optionee may exercise the total number of shares then subject to the option. Unless terminated earlier by the option's terms, incentive stock options expire ten years after the date they are granted and non-qualified stock options expire ten years and ten days after the date they are granted.

         The following table sets forth certain information concerning the shares acquired upon exercise of options, the number of unexercised options and the value of unexercised options at December 31, 1998 held by the Executive Officers listed in the Summary Table. No options were granted during the year ended December 31, 1998.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE
            Aggregate Option Exercises In Last Fiscal Year and Option
                           Value at December 31, 1998


                                                                    Number of Unexercised    Value of Unexercised
                                                                          Options at         In-the-Money Options
                                                                          December 31,      at December 31, 1998(a)
                                                                            1998

                                         Shares
                Name                    Acquired         Value           Exercisable/            Exercisable/
                                       on Exercise     Realized         Unexercisable            Unexercisable

John W. Reuther                              10,000       $130,000                46,000/0               $486,000/0

Donald A. Hoyle, Jr.                         - 0             - 0 -                46,668/0               $478,684/0

(a) Based upon the difference between the market value of $22.00 per share on December 31, 1998 and the exercise price of the option (as adjusted for the two to one stock split effective June 5, 1996).


Certain Relationships and Related Transactions

         The Bank has had and expects to have in the future, loan and other banking transactions in the ordinary course of business with many of its Directors, officers, and their associates. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of the management of the Bank, do not involve more than a normal risk of collectibility or present other unfavorable features.

         The law firm of Needle Goldenziel & Pascale was paid legal fees of approximately $66,000 by or on behalf of the Company or its subsidiaries for legal services rendered during 1998 (of which $14,000 was paid by borrowers of the Bank). Gene E. Goldenziel, who is a Director of the Bank and the Company, is a partner in Needle, Goldenziel & Pascale. Needle, Goldenziel & Pascale has been retained by the Bank and the Company to perform legal services in 1999.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act (ASection 16(a)@) requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, if any, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers and directors were complied with.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Pioneer American Bank, N.A., through its Board of Directors, has determined that all matters dealing with executive compensation shall be analyzed by the Planning Committee. The Board has mandated the exclusion of the management director in the analysis process. The independent directors of the Planning Committee have forwarded the following report on executive compensation. Said report shall be included in the Pioneer American Holding Company Corp.'s 1999 Proxy Statement.

         Pioneer American Bank, N.A. through its salary administration plan has implemented compensation policies that compensate all personnel on a fair and equitable basis, while recognizing demonstrated performance and contribution to the successful operation of the organization. More explicitly, a determination has been made through the salary administration process that the relative worth of the President/Chief Executive Officer to the Company is high, with extensive diversification, executive management skills for the entire organization, effective internal and external communication skills, problem-solving skills based on analysis of long-range impact and the ability to make administrative and policy-making decisions required. The relative worth of the other executive officers of the Company is also high with the job requirements identified above also essential. This relative worth of the President/Chief Executive Officer and all executive officers has been translated into salary levels. The salary levels have been initially determined by reviewing labor market salary data from surveys of salaries paid in the external labor market positions comparable to the executive positions in Pioneer American Bank, N.A. The Human Resources department procures this salary data for use by the Planning Committee from a third party independent salary administration firm. The survey sources, whenever possible, included organizations of comparable size for characteristics, such as number of employees and asset size, as well as larger financial institutions with comparable positions.

         The Committee annually evaluates and recommends base compensation, bonus compensation and annual and longer-term incentive compensation for the President/Chief Executive Officer, and other executive officers. Annual increases to the base salary of the President/Chief Executive Officer, and other executive officers are determined by industry and peer group standards, national and regional economic conditions, and by the past and expected future contributions of the individual executive officers. The base salary of the President/Chief Executive Officer for 1998, 1997 and 1996 will be presented in the Company's annual proxy statement.

         Bonus compensation is determined on an annual basis by analyzing the achievement of financial goals, including, but not limited to, growth, earnings, return on assets and return on equity. Financial statistics for 1998, as will be presented in the 1998 annual report, reflect success in the attainment of corporate goals. The bonus of the President/Chief Executive Officer for 1998 was based upon corporate performance. All other executive officers were independently analyzed in their individual performance in contributing to the corporate success in determining each bonus.

         In summary, the 1998 compensation of the President/Chief Executive Officer was fixed separately and was based, among other factors, on a review of competitive compensation data from surveys and peer companies. Bonus compensation was paid to the President/Chief Executive Officer based on corporate performance in 1998.

     The foregoing report has been furnished by Gene E. Goldenziel, Esquire, Richard Chojnowski, Margaret L. O'Connor and Robert S. Wallis.

Compensation Committee Interlocks and Insider Participation

     The Bank's Planning Committee, which acts as the compensation committee, is comprised of Directors Chojnowski, Goldenziel, O'Connor and Wallis. Gene E. Goldenziel, a member of such committee, is a partner with the law firm of Needle, Goldenziel & Pascale which performs legal services for the Company and the Bank. During fiscal 1998, $66,000 (of which $14,000 was paid by borrowers of the Bank) in legal fees were paid to Mr. Goldenziel's firm by or on behalf of the Company and the Bank.

Stock Performance Graph

         The following graph shows a comparison of the five-year cumulative return for the Company=s Common Stock, the S&P SmallCap Bank Index (the "Bank Composite") and the S&P SmallCap 600 Index assuming an investment in each of $100 on December 31, 1993 and the reinvestment of all dividends.

[GRAPH]



                                                     Base
                                                    Period                         Years Ending

                                                      Dec 93     Dec 94      Dec 95     Dec 96     Dec 97     Dec 98


Pioneer American Holding Company Corp.                  $100    $164.36     $176.39    $221.32    $220.57    $232.80

S&P SmallCap 600 Index                                   100      95.23      123.76     150.14     188.56     186.10

Bank Composite                                           100      94.87      151.18     214.00     309.11     329.55


                      OFFICERS OF THE COMPANY AND THE BANK

         Information  concerning  the  Executive  Officers  of  the  Company  is
provided  above  under  AInformation   Concerning   Nominees@  and  AInformation
Concerning Continuing Directors.@

         The following table sets forth selected information about the officers of the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors. Each of the officers of the Bank has been principally employed as an officer or employee of the Bank for more than the past five years. "Officer of the Bank" as used herein means those persons with the title of Executive Vice President and higher:


                  Name                           Age               Position with the Bank             Held Since

Eldore Sebastianelli                             78          Chairman                                    1998
                                                             Director                                    1980

John W. Reuther                                  49          President                                   1998
                                                             Director                                    1988

Patricia A. Cobb, Esquire                        41          Executive Vice President                    1998

James E. Jackson                                 55          Executive Vice President                    1998

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of KPMG LLP acted as the Company's independent public accountants for the fiscal year ended December 31, 1998 and has been selected to act as the Company's independent public accountant for the fiscal year ended December 31, 1999. A representative of KPMG LLP is expected to be present at the annual meeting of shareholders and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

     Pursuant to the proxy rules promulgated under the Securities and Exchange Act of 1934, as amended, (the "Exchange Act"), the deadline for providing the Company timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's Annual Meeting to be held in 2000 (the "2000 Annual Meeting") will be March 27, 2000. As to all such matters which the Company does not have notice on or prior to March 27, 2000, discretionary authority shall be granted to the persons designated in the Company=s proxy related to the 2000 Annual Meeting to vote on such proposal. This change in procedure does not affect the Rule 14a-8 requirements applicable to inclusion of stockholder proposals in the Company's proxy materials related to the 2000 Annual Meeting. Shareholder proposals regarding the 2000 Annual Meeting must be submitted to the Company by January 12, 2000 to be considered for inclusion in the Company's proxy material.

                                  ANNUAL REPORT

         This  Proxy   Statement  is   accompanied   by  the  Annual  Report  to
Shareholders of the Company for the year ended December 31, 1998.


         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:


                                    John W. Reuther, President
                                    Pioneer American Holding Company Corp.
                                    41 North Main Street
                                    Carbondale, Pennsylvania 18407

                     PIONEER AMERICAN HOLDING COMPANY CORP.

                    Proxy for Annual Meeting of Shareholders
                                  June 8, 1999
                  Solicited on behalf of the Board of Directors


The undersigned hereby constitutes and appoints Daniel Corazzi, John Kuna and Basil Telep and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of Pioneer American Holding Company Corp. ("Pioneer"), to be held on the 8th day of June, 1999, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of Pioneer which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as follows:

         Please mark your votes as in this example. [X]


1. For [ ] the election of Gene E. Goldenziel, William K. Nasser and John W. Walski, as Directors of Pioneer for terms of four years, as more fully described in the accompanying Proxy Statement (to withhold authority to vote for all nominees, check this box: [ ])

         To withhold authority to vote for an individual nominee, write that nominee's name on the space provided below.

____________________________________


2. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.

         This proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated, the persons named herein intend to vote for the election of the named nominees for director.
               (Continued, and to be signed on the reverse side)

         THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

     The undersigned hereby acknowledges receipt of Pioneer's 1998 Annual Report to Shareholders, Notice of the Company's 1999 Annual Meeting of Shareholders and the Proxy Statement relating thereto.

                                         DATE:___________________________, 1999
                                                (Please date this Proxy)
                                         --------------------------------------
                                         --------------------------------------
                                                      Signature(s)

                                    It would be helpful if you signed  your name
                                    exactly   as  it   appears   on  your  stock
                                    certificate(s),   indicating   any  official
                                    position  or  representative   capacity.  If
                                    shares are registered in more than one name, all owners should sign.



 PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE
                                 PAID ENVELOPE.